Exhibit 4.9
FORM OF CERTIFICATE OF WARRANT
THE WARRANT EVIDENCED OR CONSTITUTED HEREBY, AND ALL SECURITIES ISSUABLE HEREUNDER, HAVE BEEN AND WILL BE ISSUED WITHOUT REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (“THE 1933 ACT”) OR ANY OTHER SECURITIES LAW AND MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED WITHOUT REGISTRATION UNDER THE 1933 ACT UNLESS EITHER (i) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED IN CONNECTION WITH SUCH DISPOSITION OR (ii) THE SALE OF SUCH SECURITIES IS MADE PURSUANT TO RULE 144 PROMULGATED UNDER THE 1933 ACT.
WARRANT TO PURCHASE SERIES B PREFERRED STOCK
OF
CHINA LODGING GROUP, LIMITED
(Subject to Adjustment)

NO. _____________	[DATE]

     THIS CERTIFIES THAT, for value received, _____________ (the “Investor”), or any permitted registered assigns thereof (the “Holder”), is entitled, subject to the terms and conditions of this Warrant, to exercise this Warrant once to purchase from China Lodging Group, Limited (the “Company”) Warrant Stock (as defined in Section 1 below) of the Company, at any time after the date on which the Board of Directors of the Company or any committee thereof makes a determination to seek a Company Financing (as defined in Section 1 below) (the “Effective Date”), and before the later of (i) the twelve (12) month anniversary of the date hereof, and (ii) the closing date of, or the termination date of all efforts to consummate, a Company Financing which the Board of Directors of the Company or any committee thereof made a determination to seek prior to such twelve (12) month anniversary (the “Expiration Date”), at a price per share equal to US$_________ (the “Purchase Price”). Subject to adjustment and change as provided herein, the number of shares of Warrant Stock purchasable upon exercise of this Warrant shall be equal to the result of dividing US$_____________ by the Purchase Price, rounded up to the nearest whole number. This Warrant is issued pursuant to the Series B Preferred Shares Purchase Agreement dated June 20, 2007 by and among the Company and certain other parties thereto (the “Purchase Agreement”).
1. CERTAIN DEFINITIONS. As used in this Warrant the following terms shall have the following respective meanings:
     “Company Financing” shall mean any issuance of equity securities of the Company or instruments exchangeable, convertible or exercisable for any equity securities of the Company, except any issuance of Ordinary Shares and/or Series B Preferred Shares pursuant to the Transaction Documents (as defined in the Purchase Agreement) or the Share Option Plan (as defined in the Purchase Agreement).
     “Lead Investors” shall have the meaning ascribed to such term in the Purchase Agreement.
     “Ordinary Shares” shall mean the Company’s Ordinary Shares, par value US$0.0001 per share.
     “Qualified IPO” shall have the meaning ascribed to such term in the Shareholders Agreement.
     “Registered Holder” shall mean any Holder in whose name this Warrant is registered upon the books and records maintained by the Company.
     “SEC” shall mean the United States Securities and Exchange Commission.
     “Series B Preferred Shares” shall have the meaning ascribed to such term in the Shareholders Agreement.
     “Shareholders Agreement” shall mean that certain Shareholder Agreement dated June 20, 2007, between the Company and the parties listed in Exhibit A thereto.
     “Warrant” as used herein, shall include this Warrant and any warrant delivered in substitution or exchange therefor as provided herein.
     “Warrant Stock” shall mean the Series B Preferred Shares of the Company or any other securities at any time receivable or issuable upon exercise of this Warrant.
2. EXERCISE OF WARRANT
     2.1. Exercise Period. The Holder shall have the right to exercise this Warrant one time in whole or in part on or before the Expiration Date.
     2.2 Payment. Subject to compliance with the terms and conditions of this Warrant and applicable securities laws, this Warrant may be exercised by the delivery (including, without limitation, delivery by facsimile) of the form of Notice of Exercise attached hereto as Exhibit 1 (the “Notice of Exercise”), duly executed by the Holder, to the registered office of the Company, and as soon as practicable after such date,
          (a) surrendering this Warrant at the registered office of the Company, and
          (b) paying in cash (by check) or by wire transfer of an amount equal to the product obtained by multiplying the number of shares of Warrant Stock being purchased upon such exercise by the then effective Purchase Price (the “Exercise Amount”).
     2.3. Stock Certificates; Fractional Shares. As soon as practicable on or after the date of exercise, the Company shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of whole shares of Warrant Stock issuable upon such exercise, together with cash in lieu of any fraction of a share equal to such fraction of the current fair market value of one whole share of Warrant Stock as of the date of exercise of this Warrant. No fractional shares or scrip representing fractional shares shall be issued upon an exercise of this Warrant.
     2.4. Effective Date of Exercise. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above. The person entitled to receive the shares of Warrant Stock issuable upon exercise of this Warrant shall be treated for all purposes as the holder of record of such shares as of the close of business on the date the Holder is deemed to have exercised this Warrant.
3. VALID ISSUANCE; TAXES. All shares of Warrant Stock (or such stock or other securities at the time issuable upon exercise of this Warrant) issued upon the exercise of this Warrant shall be validly issued, fully paid and non-assessable and the Company shall pay all taxes and other governmental charges that may be imposed in respect of the issue or delivery thereof. The Company shall not be required to pay any tax or other charge imposed in connection with any transfer involved in the issuance of any certificate for shares of Warrant Stock in any name other than that of the Registered Holder of this Warrant, and in such case the Company shall not be required to issue or deliver any stock certificate or security until such tax or other charge has been paid, or it has been established to the Company’s reasonable satisfaction that no tax or other charge is due.
4. ADJUSTMENT OF PURCHASE PRICE AND NUMBER OF SHARES. The number of shares of Warrant Stock issuable upon exercise of this Warrant (or any shares of stock or other securities or property receivable or issuable upon exercise of this Warrant) and the Purchase Price are subject to adjustment upon occurrence of the following events:
     4.1. Adjustment for Stock Splits, Stock Subdivisions or Combinations of Shares. The Purchase Price of this Warrant shall be proportionally decreased and the number of shares of Warrant Stock issuable upon exercise of this Warrant (or any shares of stock or other securities at the time issuable upon exercise of this Warrant) shall be proportionally increased to reflect any stock split or subdivision of the Company’s Warrant Stock. The Purchase Price of this Warrant shall be proportionally increased and the number of shares of Warrant Stock issuable upon exercise of this Warrant (or any shares of stock or other securities at the time issuable upon exercise of this Warrant) shall be proportionally decreased to reflect any combination of the Company’s Warrant Stock.
     4.2. Adjustment for Dividends or Distributions of Stock or Other Securities or Property. In case the Company shall make or issue, or shall fix a record date for the determination of eligible holders entitled to receive, a dividend or other distribution with respect to the Warrant Stock (or any shares of stock or other securities at the time issuable upon exercise of the Warrant) payable in (a) securities of the Company or (b) assets (excluding cash dividends paid or payable solely out of retained earnings), then, in each such case, the Holder of this Warrant on exercise hereof at any time after the consummation, effective date or record date of such dividend or other distribution, shall receive, in addition to the shares of Warrant Stock (or such other stock or securities) issuable on such exercise prior to such date, and without the payment of additional consideration therefor, the securities or such other assets of the Company to which such Holder would have been entitled upon such date if such Holder had exercised this Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional stock available by it as aforesaid during such period giving effect to all adjustments called for by this Section 4.

     4.3. Reclassification. If the Company, by reclassification of securities or otherwise, shall change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such reclassification or other change and the Purchase Price therefore shall be appropriately adjusted, all subject to further adjustment as provided in this Section 4. No adjustment shall be made pursuant to this Section 4.3 upon any conversion or redemption of the Warrant Stock which is the subject of Section 4.5.
     4.4. Adjustment for Capital Reorganization, Merger or Consolidation. In case of any reorganization of the share capital of the Company (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), or any merger or consolidation of the Company with or into another corporation, or conveyance of all or substantially all the assets of the Company then, and in each such case, as a part of such reorganization, merger, consolidation, or conveyance, lawful provision shall be made so that the Holder of this Warrant shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the Purchase Price then in effect, the number of shares of stock or other securities or property of the successor corporation resulting from such reorganization, merger, consolidation, or conveyance that a holder of the shares deliverable upon exercise of this Warrant would have been entitled to receive in such reorganization, consolidation, merger, or conveyance if this Warrant had been exercised immediately before such reorganization, merger, consolidation, or conveyance, all subject to further adjustment as provided in this Section 4 and the successor or purchasing or successor corporation or other entity in such consolidation, merger or conveyance (if not the Company) shall duly execute and deliver to the Holder a supplement hereto acknowledging such corporation’s or entity’s obligations under the Warrant; and in such case the terms of the Warrant (including exercisability, transfer and adjustment provision of the Warrant) shall be applicable to the shares or other securities or property receivable upon the exercise of this Warrant after the consummation of such consolidation, merger, or conveyance. If the per-share consideration payable to the Holder hereof for shares in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Holder and the Company’s Board of Directors. In all events, appropriate adjustment (as determined in good faith by the Company’s Board of Directors) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after the transaction, to the end that the provisions of this Warrant shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant.
     4.5. Conversion of Warrant Stock. In case all or any portion of the authorized and issued shares of the Company are redeemed or converted or reclassified into other securities or property pursuant to the Company’s Memorandum and Articles of Association or otherwise, or the Warrant Stock otherwise ceases to exist, then, in such case, the Holder of this Warrant, upon exercise hereof at any time after the date on which the Warrant Stock is so redeemed or converted, reclassified or ceases to exist (the “Termination Date”), shall receive, in lieu of the number of shares of Warrant Stock that would have been issuable upon such exercise immediately prior to the Termination Date, the securities or property that would have been received if this Warrant had been exercised in full and the Warrant Stock received thereupon had been simultaneously converted immediately prior to the Termination Date, all subject to further adjustment as provided in this Warrant. Additionally, the Purchase Price shall be immediately adjusted to equal the quotient obtained by dividing (x) the aggregate Purchase Price of the maximum number of shares of Warrant Stock for which this Warrant was exercisable immediately prior to the Termination Date by (y) the number of shares of Ordinary Shares or other securities or property (as the case may be) of the Company for which this Warrant is exercisable immediately after the Termination Date, all subject to further adjustment as provided herein.
5. CERTIFICATE AS TO ADJUSTMENTS. In each case of any adjustment in the Purchase Price, or number or type of shares issuable upon exercise of this Warrant, the Chief Financial Officer of the Company shall compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based, including a statement of the adjusted Purchase Price. The Company shall promptly send (by facsimile and by either first class mail, postage prepaid or overnight delivery) a copy of each such certificate to the Holder after such certificate is reviewed and confirmed by the Board of Directors of the Company, including at least one (1) Series B Director (as defined in the Company’s Amended and Restated Memorandum and Articles of Association effective as of the date hereof). For avoidance of doubt, no adjustment to the Purchase Price or to the number or type of shares issuable upon exercise of this Warrant shall be effective prior to confirmation of such adjustment by the Board of Directors of the Company, including at least one (1) Series B Director.
6. LOSS OR MUTILATION. Upon receipt of evidence reasonably satisfactory to the Company of the ownership of and the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to it, and (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will execute and deliver in lieu thereof a new Warrant of like tenor as the lost, stolen, destroyed or mutilated Warrant.
7. RESERVATION OF ORDINARY SHARES. The Company hereby covenants that at all times there shall be reserved such number of shares of Warrant Stock (or such other stock or securities of the Company as are from time to time issuable upon exercise of this Warrant) for issuance and delivery upon exercise of this Warrant and such number of Ordinary Shares for issuance and delivery upon conversion of such Warrant Stock and, from time to time, will take all steps necessary to amend its Memorandum and Articles of Association to provide sufficient reserves of shares of Warrant Stock issuable upon exercise of this Warrant (and Ordinary Shares for issuance on conversion of such Warrant Stock). All such shares shall be duly authorized, and when issued upon such exercise or conversion, shall be validly issued, fully paid against payment of the corresponding Exercise Amount and free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale and free and clear of all preemptive rights, except encumbrances or restrictions arising under applicable securities laws. Issuance of this Warrant shall constitute full authority to the Company’s officers who are charged with the duty of executing share certificates to execute and issue the necessary certificates for shares of Warrant Stock and Ordinary Shares on conversion of the Warrant Stock upon the exercise of this Warrant.
8. TRANSFER AND EXCHANGE. Subject to the terms and conditions of this Warrant and compliance with all applicable securities laws, this Warrant and all rights hereunder may be transferred by the Holder to any other person, in whole or in part, on the books of the Company maintained for such purpose at the registered office of the Company, in person, or by duly authorized attorney, upon surrender of this Warrant properly endorsed and upon payment of any necessary transfer tax or other governmental charge imposed upon such transfer. Upon any permitted partial transfer, the Company will issue and deliver to the Registered Holder a new Warrant or Warrants with respect to the shares of Warrant Stock not so transferred. Each taker and holder of this Warrant, by taking or holding the same, consents and agrees that when this Warrant shall have been so endorsed, the person in possession of this Warrant may be treated by the Company, and all other persons dealing with this Warrant, as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented hereby, any notice to the contrary notwithstanding; provided, however that until a transfer of this Warrant is duly registered on the books of the Company, the Company may treat the Registered Holder hereof as the owner for all purposes.
9. RESTRICTIONS ON TRANSFER. To the extent applicable to the Holder, the Holder, by acceptance hereof, agrees that, absent an effective registration statement filed with the SEC under the 1933 Act, covering the disposition or sale of this Warrant or the Warrant Stock issued or issuable upon exercise hereof or the Ordinary Shares issuable upon conversion thereof, as the case may be, and registration or qualification under applicable state securities laws, such Holder will not sell, transfer, pledge, or hypothecate any or all such Warrants, Warrant Stock, or Ordinary Shares, as the case may be, unless either (i) the Company has received an opinion of counsel, in form and substance reasonably satisfactory to the Company, to the effect that such registration is not required in connection with such disposition or (ii) the sale of such securities is made pursuant to SEC Rule 144. The certificate representing the Warrant Stock issuable upon exercise hereof shall be endorsed with the following legend:
“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN AN AMENDED AND RESTATED SHAREHOLDERS AGREEMENT, A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”
10. COMPLIANCE WITH SECURITIES LAWS. By acceptance of this Warrant, the Holder hereby represents, warrants and covenants that any shares purchased upon exercise of this Warrant or acquired upon conversion thereof shall be acquired for investment only and not with a view to, or for sale in connection with, any distribution thereof; that the Holder has had such opportunity as such Holder has deemed adequate to obtain from representatives of the Company such information as is necessary to permit the Holder to evaluate the merits and risks of its investment in the company; that the Holder is able to bear the economic risk of holding such shares as may be acquired pursuant to the exercise of this Warrant for an indefinite period; that the Holder understands that the shares acquired pursuant to the exercise of this Warrant or acquired upon conversion thereof will not be registered under the 1933 Act (unless otherwise required pursuant to exercise by the Holder of the registration rights, if any, previously granted to the registered Holder) and may be “restricted securities” within the meaning of Rule 144 under the 1933 Act and further that such shares shall not be disposed of by the Holder before the expiration of any compulsory lock up period in a Qualified IPO by which the Holder is (or, if applicable, agrees to be) bound.
11. NO RIGHTS OR LIABILITIES AS SHAREHOLDERS. This Warrant shall not entitle the Holder to any voting rights or other rights as a shareholder of the Company. In the absence of affirmative action by such Holder to purchase Warrant Stock by exercise of this Warrant or Ordinary Shares upon conversion thereof, no provisions of this Warrant, and no enumeration herein of the rights or privileges of the Holder hereof shall cause such Holder hereof to be a shareholder of the Company for any purpose.
12. SHAREHOLDER AGREEMENT. The Warrant Stock issuable upon exercise of this Warrant shall be subject to, and have the benefit of, the provisions of the Shareholders Agreement. The Company acknowledges and agrees that the Warrant Stock, and the Ordinary Shares issuable upon conversion thereof, are “Registrable Securities” entitling the Holder to registration rights under the Shareholders Agreement.
13. NOTICES. All notices and other communications from the Company to the Holder shall be given in accordance with the Share Purchase Agreement.
14. HEADINGS. The headings in this Warrant are for purposes of convenience in reference only, and shall not be deemed to constitute a part hereof.
15. AMENDMENT. This Warrant or any terms and conditions hereof (including without limitation the number of Warrant Stock and the Exercise Price) may not be amended or waived without the written consent of the Holder, the Company and the Lead Investors.
16. LAW GOVERNING AND PROCESS AGENT. This Warrant shall be construed and enforced in accordance with, and governed by, the laws of Hong Kong, without regard to principles of conflicts of law thereunder.
17. NO IMPAIRMENT. The Company will not, by amendment of its Memorandum and Articles of Association or bylaws, or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Registered Holder of this Warrant against impairment. Without limiting the generality of the foregoing, the Company (a) will not increase the par value of any shares of stock issuable upon the exercise of this Warrant above the amount payable therefor upon such exercise, and (b) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid shares of Warrant Stock upon exercise of this Warrant and fully non-assessable shares of Ordinary Shares upon conversion of such Warrant Stock.
18. NOTICES OF RECORD DATE. In case:
     17.1. the Company shall take a record of the holders of its Warrant Stock, Ordinary Shares (or other stock or securities at the time receivable upon the exercise of this Warrant), for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities or to receive any other right; or
     17.2. of any consolidation or merger of the Company with or into another corporation, any capital reorganization of the Company, any reclassification of the Capital Stock of the Company, or any conveyance of all or substantially all of the assets of the Company to another corporation in which holders of the Company’s stock are to receive stock, securities or property of another corporation; or
     17.3. of any voluntary dissolution, liquidation or winding-up of the Company; or

     17.4. of any redemption or conversion of all outstanding Ordinary Shares or Warrant Stock;
then, and in each such case, the Company will mail or cause to be mailed to the Registered Holder of this Warrant a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, or (ii) the date on which such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation, winding-up, redemption or conversion is to take place, and the time, if any is to be fixed, as of which the holders of record of Warrant Stock, Ordinary Shares or (such stock or securities as at the time are receivable upon the exercise of this Warrant), shall be entitled to exchange their shares of Warrant Stock, Ordinary Shares (or such other stock or securities), for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up. Such notice shall be delivered at least thirty (30) days prior to the date therein specified.
19. SEVERABILITY. If any term, provision, covenant or restriction of this Warrant is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Warrant shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
20. COUNTERPARTS. For the convenience of the parties, any number of counterparts of this Warrant may be executed by the parties hereto and each such executed counterpart shall be, and shall be deemed to be, an original instrument.
21. NO INCONSISTENT AGREEMENTS. The Company will not on or after the date of this Warrant enter into any agreement with respect to its securities which is inconsistent with the rights granted to the Holders of this Warrant or otherwise conflicts with the provisions hereof. The rights granted to the Holders hereunder do not in any way conflict with and are not inconsistent with the rights granted to holders of the Company’s securities under any other agreements, except rights that have been waived.
22. SATURDAYS, SUNDAYS AND HOLIDAYS. If the Expiration Date falls on a Saturday, Sunday or legal holiday in the People’s Republic of China or the Hong Kong Special Administrative Region, the Expiration Date shall automatically be extended until 5:00 p.m. the next business day.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Warrant as of the date first written above.

CHINA LODGING GROUP, LIMITED

By:	By:

Printed Name	Printed Name

Title	Title

EXHIBIT 1
NOTICE OF EXERCISE
(To be executed upon exercise of Warrant)

China Lodging Group, Limited	WARRANT NO.
The undersigned hereby irrevocably elects to exercise the right of purchase represented by the Warrant Certificate for, and to purchase thereunder, the securities of Series B Preferred Stock, as provided for therein, and (tick the applicable box):

☐	Tenders herewith payment of the exercise price in full in the form of cash or a certified or official bank check in same-day funds in the amount of $ for such securities.
Please issue a certificate or certificates for such securities in the name of, and pay any cash for any fractional share to (please print name, address and social security number):

Name:

Address:

Signature:

Note: The above signature should correspond exactly with the name on the first page of this Warrant Certificate or with the name of the assignee appearing in the assignment form below.

EXHIBIT 2
ASSIGNMENT
(To be executed only upon assignment of Warrant Certificate)
WARRANT NO.
For value received,                      hereby sells, assigns and transfers unto                                          the within Warrant Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint                                          as its attorney, to transfer said Warrant Certificate on the books of the within-named Company with respect to the number of Warrants set forth below, with full power of substitution in the premises:

Name(s) of Assignee(s)	Address	# of Warrants

And if said number of Warrants shall not be all the Warrants represented by the Warrant Certificate, a new Warrant Certificate is to be issued in the name of said undersigned for the balance remaining of the Warrants registered by said Warrant Certificate.

Dated:

Signature:

Notice: The signature to the foregoing Assignment must correspond to the name as written upon the face of this security in every particular, without alteration or any change whatsoever; signature(s) must be verified in an appropriate manner if required by the Company.